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                                                                   EXHIBIT 10.03


                            EASTMAN CHEMICAL COMPANY

                            EASTMAN PERFORMANCE PLAN
                (AMENDED AND RESTATED EFFECTIVE FEBRUARY 1, 2001)

ARTICLE 1.        INTRODUCTION

The Eastman Performance Plan, as set forth in this document, has been approved by the Board of Directors of Eastman Chemical Company (the "Company") as a variable compensation program which provides eligible employees with tangible recognition for their contributions to the success of the Company.

The Company's Board of Directors is responsible for approving the declaration of Plan Payouts under this Plan each year, except for Plan payouts to executive officers of the Company, which shall be approved by the Compensation Committee. No declaration of Plan Payout by the Board or the Compensation Committee for any given year shall commit the Board or the Compensation Committee to any given level of Plan Payout in future years.

ARTICLE 2.         DEFINITIONS

2.00     AFFILIATED COMPANY. See Section 2.28A.

2.01     BOARD. The Board of Directors of the Company.

2.02     RESERVED.

2.03 CAPITAL. Capital shall designate the funds invested in the Company through either debt or equity, including funds loaned to the Company from financial institutions or through the issuance of bonds, debentures or other private debt instruments, plus the shareholders' cumulative investment in the Company through the ownership of all outstanding shares of all classes of stock.

2.04     CODE. The Internal Revenue Code of 1986, as amended.

2.05 COLLEGE COOPERATIVE STUDENT. College Cooperative Student shall refer to an employee who is a college student pursuing studies of interest to the Company and who generally works a full-time schedule on an alternate work/school block basis.

2.06 COMPANY. Eastman Chemical Company or its corporate successors. Notwithstanding the foregoing, whenever reference is made in this Plan to "the Company" in the context of financial performance, e.g., "the Company's capital debt", the "Company" shall mean Eastman Chemical Company and all of its affiliates that are included on its consolidated financial statements.

2.07     RESERVED.


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2.08     COMPENSATION COMMITTEE. The Compensation and Management Development
Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan as provided herein.

2.09 COST OF CAPITAL. The Cost of Capital reflects the cost of debt and the cost of equity, expressed as a percentage reflecting the percentage of interest charged on debt and the percentage of expected return on equity.

2.10     RESERVED.

2.11 EARNINGS FROM CONTINUING OPERATIONS. Earnings from Continuing Operations shall be defined as the total sales of the Company minus the costs of all operations of any nature used to produce such sales, including taxes, plus after-tax interest associated with the Company's capital debt.

2.12     RESERVED.

2.13 EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN OR EIP/ESOP. The Eastman Investment and Employee Stock Ownership Plan, a qualified savings and employee stock ownership plan under Sections 401(a), 401(k), and 4975 of the Code, including any amendments which may from time to time be adopted thereto.

2.14     RESERVED.

2.15 ELIGIBLE EMPLOYEE. Eligible Employees shall be all those individuals who meet the eligibility criteria set forth under Article 3; provided however, that nonresident aliens working outside of the United States shall not be defined as Eligible Employees for the purposes of this Plan.

2.16     RESERVED.

2.17 LIMITED SERVICE EMPLOYEE. Limited Service Employee shall refer to any individual hired by the Company for the specific purpose of meeting needs of Nine Hundred (900) hours or less in any consecutive twelve (12) month period and who is designated as a Limited Service Employee when hired.

2.18 PARTICIPATING AFFILIATES. Participating Affiliates shall signify all those Subsidiaries or Affiliated Companies which from time to time accept the provisions of the Plan as applying to the employees of such Subsidiary or Affiliated Company.

2.19 PARTICIPATING EARNINGS. Participating Earnings for a given Performance Year shall be an Eligible Employee's Participating Earnings set forth in Appendix A for such Performance Year.

2.20 PAYOUT BASIS. The Payout Basis shall signify the applicable percentage set forth in accordance with the Payout Table contained in Section 4.04.

2.20A    PAYOUT TABLE. The Payout Table shall be that Table set forth under
Section 4.04 providing for the correlation between the Performance Indicator and the Payout Basis.

2.21 PERFORMANCE INDICATOR. The Performance Indicator shall mean the Return on Capital minus the Cost of Capital. Such calculation shall be expressed as a percentage, which shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%).

2.22 PERFORMANCE YEAR. The Performance Year shall be the calendar year, running from January 1 through December 31, with respect to which the financial performance of the Company shall be determined.


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2.23     Plan. The Eastman Performance Plan.

2.24 PLAN PAYOUT. The Plan Payout shall consist of those monies to which the Eligible Employee shall be entitled in accordance with the provisions of this Plan.

2.25 REGULAR FULL-TIME EMPLOYEE. Regular Full-Time Employee shall refer to those individuals who are defined as such on the payrolls of the Company or a Participating Affiliate and who work a regular schedule of:

         (a) 40 or more hours per week (or shorter time periods where required by law, by Company needs, or by the employee's health); or

         (b) Alternative work schedules such as alternating 36 and 48-hour workweeks comprised of 12-hour days.

2.26 REGULAR PART-TIME EMPLOYEE. Regular Part-Time Employee shall refer to those individuals who are defined as such on the payroll of the Company or a Participating Affiliate, who work a regular schedule of less than 40 hours per week, and who are not defined as Regular Full-Time Employees under Section 2.25.

2.27 RETURN ON CAPITAL. The Return on Capital shall mean the return produced by funds invested in the Company and shall be determined as Earnings from Continuing Operations, as defined in Section 2.11, divided by the Average Capital Employed. Average Capital Employed shall be derived by adding the Company's capital debt plus equity at the close of the last day of the year preceding the Performance Year, to the Company's capital debt plus equity at the close of the last day of the present Performance Year, with the resulting sum being divided by two. Capital debt is defined as the sum of Borrowing by the Company Due Within One Year and Long-Term Borrowing, as designated on the Company's balance sheet. The resulting ratio shall be multiplied by One Hundred
(100) in order to convert such to a percentage. Such percentage shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%).

2.28 SPECIAL PROGRAM EMPLOYEE. Special Program Employee shall refer to a high school study-work student, a drafting trainee employed to work one quarter or semester, a clerical assistant trainee hired to work for one quarter or semester, a summer technical employee, a visiting scientist, or a normal temporary employee hired for a limited period.

2.28A    SUBSIDIARY OR AFFILIATED COMPANY. Subsidiary or Affiliated Company
shall mean (i) any business organization which is required to be affiliated with Eastman Chemical Company under Code Sections 414(a) or (b); and (ii) any joint venture or other business organization in which Eastman Chemical Company or an entity described in clause (i) has a direct or indirect stock ownership or capital and profits interest of at least 20%. Not every Subsidiary or Affiliated Company is a Participating Affiliate under this Plan.

2.29 TERMINATION ALLOWANCE PLAN OR TAP. Termination Allowance Plan or TAP shall mean the Termination Allowance Plan adopted by the Company effective January 1, 1994, and as amended thereafter from time to time.

ARTICLE 3.        ELIGIBILITY


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3.01     BASIC ELIGIBILITY

All Regular Full-Time Employees and Regular Part-Time Employees of Eastman Chemical Company and any other Participating Affiliates as may from time to time participate under this Plan, are eligible to receive a Plan Payout as described herein if they:

         (a) Meet all of the following requirements;

                  (i) Are employed by Eastman Chemical Company or one of the Participating Affiliates on the last scheduled workday for such employee during the Performance Year; and

                  (ii) Receive Participating Earnings with respect to the Performance Year; and

                  (iii) Are living at 11:59 p.m. on the last scheduled workday for such Employee during the Performance Year (e.g., if an Employee regularly works a Monday to Friday shift, his last scheduled workday for the 1996 Performance Year would be Tuesday, December 31,
         1996);

         or

         (b) Meet the requirements of Section 3.02.

         (c) Are not on Company Final Warning as of December 31 of the Performance Year.

3.02     SPECIAL ELIGIBILITY

Regular Full-Time Employees and Regular Part-Time Employees who are not actively employed with the Company or a Participating Affiliate as of December 31 of the Performance Year are eligible to participate under the provisions of this Plan provided that they meet one of the following criteria:

         (a) Such employee has retired in accordance with the Eastman Retirement Assistance Plan on or after February 1 of the Performance Year; or

         (b) Such employee has exhausted Short-Term Disability benefits during the Performance Year and:

                  (i) Is approved for benefits under the Eastman Long-Term Disability Plan; or

                  (ii) Is not approved for benefits under the Eastman Long-Term Disability Plan and is terminated by the Company due to lack of prescribed work; or

         (c) Such employee's employment with the Company was terminated during the Performance Year and as a result of such termination the employee becomes entitled to a Termination Allowance Benefit under the Company's Termination Allowance Plan; or

         (d) All of the following conditions are met: (i) an employee's employment with the Company is terminated during the Performance Year under a layoff as defined in Section 4.01 of TAP, a special separation as defined in Section 4.02 of TAP, or a divestiture as defined in
         Section 4.03 of TAP; (ii) such employee does not become entitled to a Termination Allowance Benefit under TAP; and (iii) management of the Company nevertheless resolves in writing that such employee shall be entitled to participate in the Performance Plan for such Performance Year upon meeting such conditions as management shall determine in its


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         sole discretion. For this purpose "management of the Company" shall mean any of the following: the Board of Directors of the Company, a committee of the Board; a committee of the Company responsible for benefits plans oversight; or an officer of the Company; or

         (e) Such employee is (i) paid on a United States-based salary structure, and (ii) is temporarily employed with a non-participating affiliate of the Company and serving outside the borders of the United States at the direction or request of the Company or any Participating Affiliate; or

         (f) Such employee's employment with the Company was terminated during the Performance Year in order to accompany or follow their Eastman employee spouse who is transferred to a company unit or subsidiary or affiliated company in a different geographic area which is not a Participating Affiliate.

3.03     TRANSFER INTO PLAN

Employees who transfer to the Company during the course of any Performance Year from a subsidiary or affiliated company which is not a Participating Affiliate in the Plan will be eligible for the Plan Payout payable for the Performance Year if they satisfy the eligibility requirements of Section 3.01 or 3.02 above. Earnings and allowances received from such subsidiary or affiliated company are not included in Participating Earnings.

3.04     TRANSFER FROM PLAN

Employees who are transferred during any Performance Year from the Company to employment with a subsidiary or affiliated company which is not a Participating Affiliate will qualify for the Plan Payout payable for that Performance Year, provided that they are employed full-time or part time by the Subsidiary or Affiliated Company on the last scheduled workday for such employee during the Performance Year or meet the requirements of clause (a), (b), or (c) of the immediately following paragraph. However, earnings and allowances received from such subsidiary or affiliated company are not included in Participating Earnings.

If such a transferred regular full time or regular part time employee terminates employment with the Subsidiary or Affiliated Company prior to the last scheduled workday of the Performance Year for such employee, then such employee shall nevertheless be eligible to participate under this Plan if the employee meets one of the following criteria:

         (a) Such employee has retired in accordance with the defined benefit retirement plan for the Subsidiary or Affiliated Company
         (b) Such employee was terminated during the Performance Year and as a result of such termination, the employee becomes eligible for a benefit from such Subsidiary or Affiliated Company which in the judgment of the Compensation Committee or its delegate is comparable to the benefits under the Company's Termination Allowance Plan.
         (c) Such employee has exhausted Short-Term Disability benefits during the Performance Year; and is approved for benefits under the Subsidiary's or Affiliated Company's Long-Term Disability Plan; or is not approved for benefits under the Subsidiary or Affiliated Company's Long-Term Disability Plan and is terminated due to lack of prescribed work.

3.05     EXCLUSIONS

Limited Service Employees, Special Program Employees, College Cooperative Employees, and all other employees of the Company and Participating Affiliates not defined as Regular Full-Time Employees or Regular Part-Time


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Employees are not eligible to receive a Plan Payout as authorized herein unless reclassified before December 31 of the Performance Year into a class of employees eligible to receive a Plan Payout in accordance with Sections 3.01 and
3.02. For such reclassified employees, except those employees who were classified as Limited Service Employees prior to such reclassification, earnings before reclassification are included in Participating Earnings.

3.06     PARTICIPATION OF RECENTLY HIRED EMPLOYEES

Notwithstanding any language to the contrary contained herein, for the Performance Year in which an Eligible Employee is first hired by the Company or by a Participating Affiliate, the Eligible Employee shall not receive a Plan Payout. For the first full Performance Year after the Eligible Employee's date of hire, the Eligible Employee shall receive a full (100%) Plan Payout as calculated under Section 4.06(a). Such allocation made shall be paid entirely in cash pursuant to the provisions of Section 5.01.

3.07     TERMINATION OF EMPLOYMENT SUBSEQUENT TO PERFORMANCE YEAR

Any Eligible Employee who has met the requirements for participation contained in this Article 3 for the Performance Year and with whom the employment relationship with the Company or any Participating Affiliate is subsequently terminated for any reason prior to the distribution of the Plan Payout for that Performance Year shall be entitled to the Plan Payout for that Performance Year. Payment of such Plan Payout shall be made in accordance with the provisions set forth under Section 5.01.

3.08     ELIGIBILITY IN CASE OF DEATH

Notwithstanding any language contained herein, if an employee dies before qualifying for the Plan Payout for the Performance Year, the Company may, in its sole discretion, elect to pay all, part, or none of the Plan Payout to the estate of the employee or to a designated beneficiary thereof. However, if an Eligible Employee dies after qualifying for but before receiving a given Plan Payout, such Plan Payout will be paid to the decedent's estate as a legal right.

ARTICLE 4.        DETERMINATION OF PLAN PAYOUT

4.01     IN GENERAL

The Plan Payout, if any, is intended to reflect the financial performance of the Company over the course of the Performance Year. Financial performance shall be measured in terms of the Performance Indicator. Such Plan Payout, if any, shall be calculated as determined under Section 4.06. The resulting Plan Payout for each Eligible Employee shall be distributed pursuant to the provisions of
Article 5 below.

4.02     DETERMINATION OF PERFORMANCE INDICATOR

Before or as soon as practicable after the first day of a Performance Year, the Compensation Committee shall establish in writing for that Performance Year, the Performance Indicator (including the Cost of Capital for the Performance Year), the Payout Basis, the General Payout Table, and the formula or method for calculating the Plan Payout payable to each Eligible Employee if certain levels of the Performance Indicator are attained.

The Performance Indicator for any Performance Year shall be the Return on Capital (as defined in Section 2.27) minus the Cost of Capital (as defined in Section 2.09), expressed as a percentage, which shall be calculated to the third



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place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%). Except as otherwise provided in the next sentence, measurement of the Company's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date. In determining whether the performance goals established by the Committee have been met, the Committee may in its discretion adjust the financial results for a Performance Year to exclude the effect of unusual charges or income items or other events (including, without limitation, acquisitions or divestitures), which are distortive of financial results for the Performance Year.

4.03     DETERMINATION OF PAYOUT BASIS

The Payout Basis, expressed as a percentage as follows, shall be determined according to the Payout Table shown in Section 4.04. If the Return on Capital minus Cost of Capital is not an even percentage, then the exact Payout Basis shall be calculated by straight line interpolation, and shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%).

4.04     PAYOUT TABLE

                   RETURN ON CAPITAL
                 MINUS COST OF CAPITAL          1              PAYOUT
                                                      BASIS*
                      (PERCENTAGE)                             CASH %
                       10 or More                               25
                           9                                    22
                           8                                    19
                           7                                    17
                           6                                    15
                           5                                    13
                           4                                    11
                           3                                   9.5
                           2                                     8
                           1                                   6.5
                           0                                     5
                          -1                                     4
                          -2                                     3
                          -3                                     2
                          -4                                     1
                         <=5                                     0

                           * Actual Payout percentages may vary based on pay at risk as determined under Section 4.06.

4.05      RESERVED


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4.06     CALCULATION OF INDIVIDUAL PLAN PAYOUT

Calculations of the individual Plan Payout shall be done as follows:

The Plan Payout for each Eligible Employee shall be calculated by multiplying the Participating Earnings of the Eligible Employee for the Performance Year by a fraction, the numerator of which is the Payout Basis derived from the Payout Table contained in Section 4.04 and the denominator of which is One (1) minus that percentage of the Eligible Employee's pay at risk as of the Performance Year as defined under the regular employment practices of the Company. Such fraction shall be calculated to the third place after the decimal point (i.e., xx.xxx%), and then rounded to the second place after the decimal point (i.e., xx.xx%). Thus, the calculation shall be expressed as follows:

           Plan Payout (Total) = Participating Earnings x      Payout Basis
                                                          ----------------------
                                                          1  -  % of Pay at Risk

4.07     ESTIMATED PLAN PAYOUT

The Vice President and Chief Financial Officer, or his delegate shall, on or about the close of each quarter of the Company's fiscal year, estimate the annual Payout Basis for the Plan based upon financial performance for the Performance Year to date. The estimates thus generated shall subsequently be communicated to Eligible Employees in such a manner as determined by the Company.

4.08     FINAL DETERMINATIONS BY BOARD AND BY COMPENSATION COMMITTEE

As soon as practicable following the availability of performance results for the completed Performance Year, the Committee shall determine the Company's performance in relation to the Performance Indicator for that period and certify in writing the Company's performance. Such certification shall include confirmation of the Return on Capital (determined as described in Section 2.27), and final approval and declaration of the Plan Payout to executive officers.

Notwithstanding any language contained herein, final approval for any Plan Payout to Eligible Employees other than executive officers determined in conjunction with this Article 4 must be given by the Board of Directors of the Company. No declaration of Plan Payout by the Board or the Compensation Committee for any given year shall commit the Board or the Compensation Committee to any given level of Plan Payout in future years.

4.09     SHAREOWNER APPROVAL

No Plan Payout payable in cash shall be paid under the Plan to any "Covered Employee" (within the meaning of Section 162(m) of the Code) for any Performance Year after 1996 and through and including 1999, unless and until the material terms (within the meaning of Section 162(m) of the Code) of the Plan, including the performance goals on which the Plan Payout would be based, are disclosed to the Company's shareowners and are approved by the shareowners by a majority of the votes cast.


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ARTICLE 5.          MECHANISM OF PLAN PAYOUT

5.01     PLAN PAYOUT

Approved Plan Payouts for any Performance Year shall be made in the subsequent Performance Year and shall, at the discretion of the Company, be paid out in March of the subsequent Performance Year in cash by check or into an account designated by the Eligible Employee and held with a commercial bank. The Plan Payout shall reflect any deductions made by the Company for purposes of Federal or other taxation or pursuant to request for deferral of benefits made by the Eligible Employee under the provisions of Article 5.02.

5.02 EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN AND EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN PARTICIPATION

Eligible Employees who are also eligible to participate in the Eastman Investment and Employee Stock Ownership Plan may elect to defer the Plan Payout for a given Performance Year into the Eastman Investment and Employee Stock Ownership Plan, to the extent provided under such Plan. Eligible Employees who are also eligible to participate in the Eastman Executive Deferred Compensation Plan may elect to defer the Plan Payout for a given Performance Year into the Eastman Executive Deferred Compensation Plan, to the extent provided under such Plan. Any funds deferred pursuant to the provisions of this Section 5.02 shall become subject to the rules and regulations of the EIP/ESOP or the Executive Deferred Compensation Plan, and shall reflect any deductions made for purposes of payment of social security taxes due under the Code.

5.03     RESERVED

5.04     DEFERRAL OF AWARD

Notwithstanding anything in this Article 5 to the contrary, if the Compensation Committee determines that the current payment of any award under this Article 5 could result in the Eligible Employee's receiving compensation in excess of the maximum amount deductible by the Company for Federal income tax purposes, then such Committee in its sole discretion may determine that such award shall not be paid currently, and instead shall be transferred to the Employee's account under the Eastman Executive Deferred Compensation Plan (and thereafter shall be subject to the provisions of the Executive Deferred Compensation Plan).

ARTICLE 6.        CLAIM AGAINST PERFORMANCE PAYMENT

The payment of any Plan Payout which may be subject in whole or in part to execution, lien, assignment, or other claim, notice of which is received by the Company on or before the Plan Payout payment date, may be delayed for an appropriate time in order to facilitate proper handling of the claim and in order to make any necessary adjustments.

ARTICLE 7.        INABILITY TO LOCATE PAYEE

If the Company is unable to make payment hereunder to any Eligible Employee to whom a Plan Payout is due because the Company is unable to ascertain the whereabouts of such Eligible Employee after reasonable efforts have been made, such payment otherwise due shall be forfeited one (1) year after the date the Plan Payout was to be made.


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ARTICLE 8.          PLAN DOCUMENT CONTROLS

In the event of a conflict between this Plan document and any other information or enrollment materials provided to the Eligible Employees (whether written or oral), the provisions of this document shall control.


ARTICLE 9.          RIGHT TO AMEND OR TERMINATE

Although the Company intends to continue the Plan indefinitely, the Plan may be terminated, suspended or modified, in whole or in part, at any time for any reason by action of the Compensation Committee.


ARTICLE 10.         NO EMPLOYMENT RIGHTS

Nothing contained in this Plan shall give any Eligible Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any employee. The adoption and maintenance of this Plan shall not constitute a contract between the Company and the Eligible Employee for consideration for, or inducement or condition of, the employment of the Eligible Employee.

ARTICLE 11.       CONCLUSIVENESS OF RECORDS

The records of the Company with respect to financial data, Participating Earnings, and all other relevant matters shall be conclusive for purposes of the administration of the Plan described in this document.

ARTICLE 12.       ADMINISTRATION; ACTIONS BY THE COMPANY

The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for conduct of its business as the Committee deems appropriate or advisable. The Committee sets and interprets policy, establishes annual performance goals, evaluates Company performance against the goals, and confirms and certifies the extent to which Company performance goals were satisfied under the Plan.

The Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.


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                                   APPENDIX A

                  PARTICIPATING AND NON-PARTICIPATING EARNINGS

PARTICIPATING EARNINGS

Pay for all time worked including:
         Wages and salaries
         Pay for clothes change
         Pay for time spent attending meetings
         Paid lunch periods
         Pay for time in Eastman Medical Department (scheduled hours only)
         Pay for work on community campaigns and special community projects (at company request)
         Pay when serving as pallbearer (at company request)
Overtime pay
Shift premiums
Shift supplements
Compensating time off
Holiday pay, premiums, and allowances (including payment for holiday during a full week of absence)
Vacation pay (including payment in lieu of vacation and excluding purchased vacation cashout)
Pay for travel status
Lack of work allowance
Time spent by Apprentices in supervised tests or labs
Medical pay allowance (as recommended and arranged by the Eastman Medical Department)
Jury duty
Call-in allowance
On-call allowance
Adjustment for amount of time spent on Final Warning (for 2000 Performance Year only)(1)

Note 1: For the 2000 Performance Year only, Participating Earnings does not include pay during the period of time while a Employee is on Final Warning Status, as determined under the Company's regular employment practices. This adjustment is made by taking an Employee's Participating Earnings for the 2000 Performance Year, and excluding a pro rata portion based on the amount of time that the Employee was on Final Warning Status during such year.


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NON-PARTICIPATING EARNINGS

Eastman Performance Plan payouts
Annual Performance Plan payouts
Omnibus Plan awards such as:
         Stock Option grants
         Restricted Stock grants
         Long-Term Performance Award Plan awards
Tuition refunds
Educational support payments
Termination allowance and special separation allowance
Moving expenses and allowances as the result of domestic relocation
Additions to allowances on prizes for tax purposes
Taxable awards and prizes such as:
         25-year service awards
         40-year service awards
         Safety awards
         Attendance awards
Allowances for excused absences due to:
         accident at work
         death of a relative
         emergency blood donation
         emergency relief activities
         organized color guard
         employee medical or dental appointment
         serving in public office
         personal absences
         temporary military duty
         time spent voting
         voluntary community services
         other allowances not specifically identified under Participating
         Earnings
Allowances for expatriates:
         cost-of-living allowance
         housing allowance
         tax makeup allowance
         travel allowance
         education allowance
Foreign service premium payments
Payment in lieu of notice of termination
Short-Term Disability benefits
Taxable portion of insurance premium paid by company
Workers' Compensation payments and allowances:
         makeup payments
         statutory payments
         supplements
All other payments or allowances not specifically identified as Participating Earnings


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